Exhibit 107

Calculation of Filing Fee Tables

S-3ASR

(Form Type)

Volcon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	-	-	-	-		-	-

	Total Offering Amounts					-		-

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							-

(1)	The registrant is registering hereby an unspecified number of shares of its common stock as may be offered, from time to time, hereunder.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.